Exhibit 3.40

CERTIFICATE AND AGREEMENT

OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Diagnostic Center of Colorado Springs Limited Partnership

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS

ARTICLE II ORGANIZATION		6
2.1	Formation	6
2.2	Qualification	6
2.3	Name	6
2.4	Agent for Service of Process	6
2.5	Principal Place of Business	6
2.6	Prior Agreements of Limited Partnership	7

ARTICLE III BUSINESS		7

ARTICLE IV TERM		7
4.1	Term	7

ARTICLE V NAMES AND ADDRESSES OF PARTNERS		7
5.1	General Partner	7
5.2	Limited Partners	7

ARTICLE VI CAPITAL CONTRIBUTION AND ADDITIONAL WORKING CAPITAL		8
6.1	Units	8
6.2	Capital Contributions of the Partners	8
6.3	Withdrawal of Capital Contributions	8
6.4	No Interest on Capital	8
6.5	No Voluntary Capital Contributions	8
6.6	Additional Working Capital	8
6.7	Capital Accounts	9
6.8	Additional Capital	9
6.9	Adjustments to Percentage Interests	9
6.10	Reasonableness of Remedies	10
6.11	Reduction of Percentage Interest to Zero	10
6.12	Example	10
6.13	Representations and Warranties	10
	6.13.1 Organization and Good Standing	11
	6.13.2 Authorization	11
	6.13.3 Title of Contributed Property	11

ARTICLE VII EXPENSES OF THE PARTNERSHIP		11
7.1	No Compensation to General Partner as General Partner	11
7.2	Reimbursement of Expenses Incurred by the General Partner	11
7.3	Organizational and Offering Expenses	11
7.4	Fees and Charges Receivable by the General Partner or an Affiliate of the General Partner	11
7.5	Management Agreement	11
7.6	Equipment	12

ARTICLE VIII ALLOCATION OF INCOME AND LOSS; CASH DISTRIBUTIONS		12
8.1	Allocation of Income or Loss	12

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8.2	Distribution of Available Cash	12
8.3	Distribution of Sale Proceeds	12
8.4	Consequences of Distributions	12
8.5	Limitation On Loss Allocations Which Create An Adjusted Capital Account Deficit	13
8.6	Special Allocations	13
	8.6.1 “Minimum Gain Chargeback” Allocations	13
	8.6.2 Partner Minimum Gain Chargeback Rules	13
	8.6.3 Qualified Income Offset Allocations	13
	8.6.4 Gross Income Allocation	13
	8.6.5 Nonrecourse Deductions	14
	8.6.6 Partner Nonrecourse Deductions	14
8.7	Curative Allocations	14
8.8	Tax Allocation Rules Under Section 704(c)	14

ARTICLE IX RIGHTS, POWERS AND OBLIGATIONS OF THE GENERAL PARTNER		15
9.1	Powers	15
9.2	Independent Activities	16
9.3	Duties	16
9.4	Certain Limitations	17
9.5	Net Worth of the General Partner	17
9.6	Indemnification	17
9.7	General Partner as Limited Partner	17
9.8	Succession as General Partner	17

ARTICLE X STATUS OF LIMITED PARTNERS		17
10.1	No Participation in Management	17
10.2	Limited Liability	18
10.3	Eligibility of Limited Partners	18
10.4	Investment Intent	18
10.5	Unregistered Limited Partner Interests	18
10.6	Nature of Investment	18
10.7	Agreement not to Compete	19
	10.7.1 Agreement not to Compete; Term; Area	19
	10.7.2 Clarification of Scope of Agreement Not to Compete	19

ARTICLE XI TRANSFER OF INTERESTS IN THE PARTNERSHIP		19
11.1	In General	19
11.2	Substituted Limited Partners	20
11.3	Purchase of Units by the General Partner	21
11.4	Call Election	21
11.5	[Reserved]	22
11.6	Put Election	22

ARTICLE XII RESIGNATION OF THE GENERAL PARTNER		23
12.1	Resignation of the General Partner	23
12.2	Notice of Resignation	23
12.3	Liability of the General Partner after Resignation	23
12.4	Events of Withdrawal	23

ARTICLE XIII DISSOLUTION AND WINDING UP OF THE PARTNERSHIP		23

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13.1	Dissolution of the Partnership	23
13.2	Termination	24
13.3	Return of Capital Account Nonrecourse to Other Partners	25

ARTICLE XIV BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX ELECTION		25
14.1	Books of Account	25
14.2	Financial Reports	25
14.3	Fiscal Year	26
14.4	Banking	26
14.5	Tax Election	26
14.6	Tax Returns	26
14.7	Financial Statements	26

ARTICLE XV POWER OF ATTORNEY		26
15.1	Appointment of Attorney-In-Fact	26
15.2	Effect of Power	27

ARTICLE XVI MEETINGS AND MEANS OF VOTING		27

ARTICLE XVII MISCELLANEOUS		28
17.1	Notices	28
17.2	Confidential Information	28
17.3	Additional Facilities	28
17.4	Section Captions	28
17.5	Severability	28
17.6	Amendments	28
17.7	Right to Rely Upon the Authority of the General Partner	29
17.8	Governing Law	29
17.9	Waiver of Action for Partition	29
17.10	Counterpart Execution	29
17.11	Parties in Interest	29
17.12	No Rule of Construction	29
17.13	Waiver of Trial by Jury	30
17.14	Integrated Agreement	30

iii

THE PARTNERSHIP INTERESTS ISSUED UNDER THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED.

CERTIFICATE AND AGREEMENT

OF LIMITED PARTNERSHIP

of

HEALTHSOUTH Diagnostic Center of Colorado Springs Limited Partnership

THIS CERTIFICATE AND AGREEMENT OF LIMITED PARTNERSHIP OF HEALTHSOUTH Diagnostic Center of Colorado Springs Limited Partnership (this “Agreement”) dated as of September 22, 1998 by and among DIAGNOSTIC HEALTH CORPORATION, a Delaware corporation, which is contributing property to the Partnership as the general partner (the “General Partner”) and as a limited partner, and HEALTHSOUTH Corporation, a Delaware corporation (“HEALTHSOUTH”), which is contributing property to the Partnership as a limited partner, and those other parties who from time to time may become limited partners pursuant to the provisions of this Agreement by execution and delivery of this Agreement or counterparts hereof (hereinafter referred to collectively as the “Limited Partners” and referred to individually as a “Limited Partner”).

W I T N E S S E T H

WHEREAS, the General Partner and the Limited Partner desire to form a limited partnership under the laws of the State of Alabama called “HEALTHSOUTH Diagnostic Center of Colorado Springs Limited Partnership” (hereinafter referred to as the “Partnership”) for the following defined purposes; and

WHEREAS, the parties to this Agreement are desirous of defining the rights and obligations of the parties hereto.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and undertakings of the parties hereto, it is agreed as follows:

ARTICLE I

DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

Accountants means any firm of certified public accountants as may be engaged by the General Partner on behalf of the Partnership for any task.

Act means the Alabama Limited Partnership Act of 1983, as amended from time to time.

Adjusted Capital Account Deficit means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments.

(1) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§ 1.704-2(g)(1) and 1.704-2(i)(5); and

(2) Debit to such Capital Account the items described in if 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(i)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of §1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

Affiliate means (a) any Person directly or indirectly controlling, controlled by or under common control with, another Person, (b) any Person owning or controlling ten percent or more of the outstanding voting securities of such other Person, (c) any officer, director or partner of such Person, or (d) if such other Person is an officer, director or partner, any company for which such Person acts in any such capacity.

Agreed Value means (1) in the case of any Contributed Property set forth on Appendix B, the Agreed Value of such property as set forth on Appendix B, (ii) in the case of any Contributed Property not set forth on Appendix B, the fair market value of the property at the time of its contribution to the Partnership, and (iii) in the case of any property distributed to a Partner by the Partnership, the Carrying Value of such property at the time such property is distributed, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed.

Agreement means this amended and restated Agreement and Certificate of Limited Partnership, as amended, restated, modified or supplemented from time to time.

Available Cash means all cash funds of the Partnership on hand at the end of each calendar quarter, less (a) provision for payment of all outstanding and unpaid then current cash obligations of the Partnership as of the end of such quarter (including those with third parties which are in dispute), and (b) provisions for reserves for reasonably anticipated cash expenses and contingencies determined in the sole discretion of the General Partner (which may include debt service or indebtedness of the Partnership and any amounts payable to the General Partner or an Affiliate of the General Partner), but without deduction for depreciation and other non-cash expenses. Notwithstanding the foregoing, Sale Proceeds and Capital Expenditure(s), as defined herein, shall not be included in Available Cash.

Capital Account means an individual account maintained in the name of each Partner which account reflects the capital interest of that Partner to which each is share of profit or loss of the Partnership is credited or charged.

Capital Contribution in respect of any Partner or transfer of such Partner means the amount of all cash and other property, tangible or intangible, contributed by such Partner to the capital of the Partnership, as may be adjusted from time to time pursuant to the ruts of this Agreement.

Capital Expenditure means any expenditure for an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such entity as equipment, real property or improvements, fixed assets or a similar type of capitalized assets in accordance with generally accepted principles.

Carrying Value means (i) with respect to any Contributed Property, the Agreed Value of such property, reduced (but not below zero) by all Depreciation with respect to such Property charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property, and (ii) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination.

Cash Expenditures means all Partnership cash expenditures of any kind (other than Distributions to Partners and Capital Expenditures) including, but not limited to, Management Fees, Professional Service Fees, debt service on Partnership debt (including interest and principal components), ordinary and necessary operating expenses, taxes, insurance and the like. Cash Expenditures shall not include depreciation, amortization or other non-cash accounting charges against revenues typically made in the determination of the Partnership’s taxable income to be allocated for federal income taxation purposes.

Center(s) means the outpatient diagnostic imaging facilities located at (1) Front Range Imaging Center, 1625 Medical Center Point, Colorado Springs, Colorado, 80907; (2) MRI of Colorado, 2115 East LaSalle Street, Colorado Springs, Colorado, 80909; and (3) Open Air MRI of Colorado, 6455 North Union Boulevard, Colorado Springs, Colorado, 80918 to be owned by the Partnership which will do business as the “HEALTHSOUTH Diagnostic Center of Colorado Springs” or any other name chosen by the General Partner, including the leasehold interest in the premises in which each Center is to be operated, all fixtures and equipment to be utilized in the operation of each Center, and a fee interest in all books, records, keys, supplies and other assets necessary for its operation.

Certificate means this Agreement, which is the Certificate of Limited Partnership of the Partnership required by the Act, as amended from time to time.

Code means the Internal Revenue Code of 1986, as amended from time to time.

Contributed Property means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership (including deemed contributions to the Partnership on termination and reconstitution thereof pursuant to Section 708 of the Code).

EBITDA means, for any period, an amount equal to the sum of (i) the income (or deficit) from all operations of the Partnership, including a deduction for the Management Fees accrued during such period, before the provision of income taxes for such period, plus (ii) any amounts incurred or accrued for interest, depreciation and amortization, which amounts shall determined according to financial accounting principles applied by the Partnership on a regular and consistent basis.

General Partner means the party designated as the “General Partner” in the first paragraph of this Agreement, including any successor general partner or general partners substituted pursuant to the provisions of this Agreement.

General Partner Interest means the entire interest of the General Partner in the Partnership expressed as a percentage determined by subtracting the aggregate Limited Partner Interest from 100%, including the General Partner’s economic interest in capital, profits, losses and distributions of the Partnership, the General Partner’s right to participate in the management of the Partnership and all other rights and obligations accorded under this Agreement or under the Act.

Gross Revenues means all amounts assessed as fees or other charges arising out of the operation of the Center, but excluding proceeds of casualty claims on insurance policies, awards arising from a taking by eminent domain or transfers in lieu thereof, and other similar items of a capital nature.

Limited Partners means the Persons who are, from time to time, admitted to the Partnership as Limited Partners, and whose names, mailing addresses, social security or taxpayer identification numbers, Capital Contributions and the number of Units owned by each, appear in Appendix A to this Agreement, as amended from time to time, including, unless the context otherwise specifically states, the Initial Limited Partner. Such Persons shall become Limited Partners when this Certificate or a duly executed amendment to this Certificate showing that such Persons have become Limited Partners is filed for record as required by the provisions of the Act.

Limited Partner Interest means the entire interest of the Limited Partners in the Partnership expressed in Units or as a percentage, including the Limited Partners’ economic interest in capital, profits, losses and distributions of the Partnership and all items of Partnership income, deduction and credit determined pursuant to the Code and the Limited Partners’ rights accorded under this Agreement or under the Act.

Management Agreement means the Management Agreement to be entered into between the Partnership and the General Partner of even date herewith with respect to the management of the Centers.

Management Fees means the fees paid to the General Partner pursuant to the Management Agreement which fee as at the date hereof shall be an amount equal to six percent of Net Revenues.

Net Book Value means assets minus liabilities of the Partnership.

Net Cash Flow means, for any period, the Partnership’s Gross Revenues less its Cash Expenditures.

Net Revenues means, for any period, Gross Revenues less (i) contractual adjustments or allowances by third-party payers, such as HMOs, PPOs or private insurance carriers and (ii) any account balance or loan receivable that has proven uncollectible.

Nonrecourse Deduction has the meaning set forth in Regulation §1.704-2(b)(1).

Offeror has the meaning set forth in Section 11.6.

Partner means a General Partner or any Limited Partner as the context may require.

Partner Nonrecourse Debt has the meaning set forth in Regulation §l.704-2(b)(4).

Partner Nonrecourse Debt Minimum Gain means an amount, with respect each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulation §1.704-2(i)(3).

Partners means collectively the General Partner and the Limited Partners.

Partnership means the limited partnership formed pursuant to this Agreement by the filing of the Certificate pursuant to the Act.

Partnership Interest includes both the General Partner Interest and the Limited Partner Interest.

Partnership Minimum Gain has the meaning set forth in Regulation §§ 1.704-2(b)(2) and 1.704-2(d).

Partnership Return means the United States Partnership Information Return of Income of the Partnership.

Percentage Interest means the interest of a Partner in the Partnership expressed as a ratio of the number of Units held by such Partner to the number of Units outstanding.

Person means a person as that term is defined in Section 7701(a)(l) of the Code, namely an individual, trust, estate, partnership, association, company or corporation.

Profits and Losses means, for each fiscal year, an amount equal to the Partnership’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(20B) expenditures pursuant to Section 1.704-I(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

(iii) In the event the value of any Partnership asset is adjusted, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its value.

(v) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in complete liquidation of a Partner’s Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purpose of computing Profits or Losses; and

(vi) Any items which are specially allocated pursuant to Section 8.6 or 8.7 hereof shall not be taken into account in computing Profits or Losses.

Put Election has the meaning set forth in Section 11.6.

Regulations means the regulations promulgated pursuant to Code from time to time.

Reserves mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the General Partner for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Partnership’s business.

Sale Proceeds means all proceeds from any sale, exchange, foreclosure, abandonment, financing or refinancing of all of the assets of the Partnership, or any portion of such proceeds, or proceeds from any condemnation awards or casualty insurance claims, less applicable expenses and any debt paid or prepaid with the proceeds of, or in connection with, such transaction, which proceeds are not used to acquire Partnership assets or in the operation of the Center, exclusive of proceeds accruing in the normal course of business.

Section means the designated section of this Agreement if no reference is specified; otherwise the designated section of the specified agreement, statute or regulation or the comparable provision of any successor agreement, statute or regulation.

Unit means an interest in the capital of the Partnership of which a Partner is a holder and the aggregate of all Units equals the aggregate of the capital of the Partnership.

ARTICLE II

ORGANIZATION

2.1 Formation. The parties hereto hereby form a limited partnership under and pursuant to the Act. As required by Sections 10-9A-20, 10-9A-21, 10-9A-23 and 10-9A-25 of the Act, the General Partner shall promptly cause this Agreement, and any amendments thereto, to be filed for record in the office of the Judge of Probate, Jefferson County, Alabama, and as otherwise required by law.

2.2 Qualification. After the filing of this Certificate pursuant to the Act as set forth in Section 2.1, the General Partner shall take such action as shall be required to qualify the Partnership to transact business as a foreign limited partnership in Colorado.

2.3 Name. The name of the Partnership is “HEALTHSOUTH Diagnostic Center of Colorado Springs Limited Partnership.” The business of the Partnership may be conducted under any name chosen by the General Partner, and the General Partner may, in its sole discretion from time to time, change the name of the Partnership without the consent of the Limited Partners.

2.4 Agent for Service of Process. The Partnership’s agent for service of process in the State of Alabama is Mr. Thomas A. Ansley, Sirote & Permutt, P.C., 2222 Arlington Avenue South, Birmingham, Alabama 35205. The Partnership’s agent for service of process in the State of Colorado is The Corporation Company, 1675 Broadway, Denver, Colorado, 80202.

2.5 Principal Place of Business. The principal place of business of the Partnership shall be located at One HEALTHSOUTH Parkway, Birmingham, Alabama 35243, or at such other places as the General Partner may from time to time designate by written notice to the Limited Partners. The operations of the Partnership shall be conducted only at the Centers unless the Partners unanimously agree otherwise. The General Partner may establish such other places of business of the Partnership in addition to the Partnership’s principal place of business when and where required by the Partnership’s business and shall give prompt written notice thereof to the Limited Partners.

2.6 Prior Agreements of Limited Partnership. All prior agreements of limited partnership of the Partnership are hereby amended and restated by, and merged into, this Agreement.

ARTICLE III

BUSINESS

The business to be conducted by the Partnership shall be to acquire, lease, hold, manage and operate the Centers, and to carry on any and all activities necessary, proper, convenient or advisable in connection therewith. The Partnership shall be permitted to conduct any other lawful business as the General Partner shall determine.

ARTICLE IV

TERM

4.1 Term. The term of the Partnership shall commence on the date of the filing of this Agreement and Certificate of Limited Partnership in the Office of the Judge of Probate of Jefferson County, Alabama, and shall continue until December 31, 2047; provided that the Partnership shall be dissolved prior to such date in the event that one or more of the following occurs:

4.1.1 the sale or other disposition of all of the assets owned by the Partnership unless prohibited from dissolving by law or by prior agreement of the Partners whose aggregate Partnership Interest is equal to or greater than 50%;

4.1.2 the consent of Partners whose aggregate Partnership Interest is greater than 50%;

4.1.3 the occurrence of any event causing dissolution as provided elsewhere in this Agreement; or

4.1.4 the occurrence of any event causing dissolution under the Act.

ARTICLE V

NAMES AND ADDRESSES OF PARTNERS

5.1 General Partner. Diagnostic Health Corporation, a Delaware corporation, is the General Partner, and its principal place of business is One HEALTHSOUTH Parkway, Birmingham, Alabama 35243.

5.2 Limited Partners. The name, mailing address, the Capital Contribution of, the number of Units held by, and the social security or taxpayer identification number of, each Limited Partner of the Partnership is set forth in Appendix A attached to this Agreement, as amended from time to time, which is incorporated herein by reference and made a part hereof as though set out in full herein. Such information shall always be kept available to any Partner at the principal place of business of the Partnership.

ARTICLE VI

CAPITAL CONTRIBUTION AND ADDITIONAL WORKING CAPITAL

6.1 Units. The initially authorized number of Units of Partnership is 1000 of which 100 Units are issued as provided herein. Each Unit represents a one percent interest in the Partnership or one percent of the Partnership Interest. Except as otherwise provided in Section 6.11, the Partnership may not issue additional Units or fractional Units without the consent of all Partners. The General Partner may reallocate its General Partner Interest among its Affiliates as Limited and/or General Partners.

6.2 Capital Contributions of the Partners. The Limited Partners hereby contribute to the capital of the Partnership the Contributed Property set forth on Appendix B attached to this Agreement in exchange for the number of Units set forth in Appendix A, each of which is equal to a one percent interest in the Partnership. With respect to Contributed Property delivered as a Capital Contribution, the Partners hereby agree that the value of such Contributed Property shall be its Agreed Value as set forth in Appendix B. Each additional Partner shall contribute to the capital of the Partnership such total amount of cash or property, tangible or intangible, for each Unit, or fraction thereof, as the General Partner, in its sole discretion and in the best interest of the Partnership, shall determine, to be delivered upon execution and delivery of an amendment to this Agreement. Each Partner acknowledges that the Partners may contribute different amounts of Capital Contributions, and hereby waives any claims or causes of action based on, or arising out of, the payment of such different amounts. When property other than cash is delivered as a Capital Contribution, such property shall be valued by the General Partner, which reasonable valuation, based upon objective facts, shall be conclusive.

6.3 Withdrawal of Capital Contributions. No Limited Partner, shall have the right to withdraw or reduce its Capital Contribution without the consent of the General Partner, which consent may be withheld in the General Partner’s sole discretion. No Limited Partner shall have the right to demand or receive property other than cash in return for its Capital Contribution, and no Limited Partner shall have priority over any other Limited Partner, either as to the return of Capital Contributions or as to profits, losses, or distributions. The General Partner will not withdraw its Capital Contribution prior to the dissolution and liquidation of the Partnership or the time the Limited Partners have withdrawn their Capital Contributions, whichever first occurs.

6.4 No Interest on Capital. No interest shall be required to be paid on contributions to the capital of the Partnership.

6.5 No Voluntary Capital Contributions. No Limited Partner shall have the right to make voluntary contributions to the capital of the Partnership.

6.6 Additional Working Capital. The General Partner agrees either to provide or attempt to arrange for working capital loans to the Partnership in such amounts and upon such terms as the effective operation of the Partnership may require. Any such loans may be evidenced by promissory notes containing terms, interest rates, maturities, and security as the General Partner, in its sole discretion, shall determine; provided that if the General Partner provides such loans, the terms of such loans shall be at rates and on terms which the General Partner or its corporate parent company, HEALTHSOUTH Corporation, has available to it in the marketplace at the time such funds are advanced. The General Partner may pledge or grant security interests in any and all of the Partnership’s assets as security for any indebtedness of the Partnership. In arranging such loans, the General Partner shall not be required to provide any collateral or any assurances in addition to its obligations pursuant to applicable law as a general partner.

6.7 Capital Accounts. An individual Capital Account shall be maintained in the name of each Partner. The Capital Account shall reflect the capital interest of each Partner and shall be maintained in accordance with Regulation Section 1.704-1(b)(2)(iv). The Capital Contributions actually paid into the Partnership (which for this purpose shall include “deemed” contributions of property to the Partnership under Code §708) shall be credited to each Partner’s Capital Account. The Capital Account of each Partner (General as well as Limited Partners) shall be (a) increased by (1) the amount of money contributed by that Partner to the Partnership (2) the fair market value of property contributed by that Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Code §752), and (3) allocations to that Partner of Partnership income and gain including income and gain exempt from tax and income and gain as computed for book purposes, in accordance with Regulation §1.704-1(b)(2)(iv)(g), excluding, however, allocations made pursuant to Regulation Section 1.704-1(b)(4)(i); (b) decreased by (1) the amount of money distributed to that Partner by the Partnership, (2) the fair market value of property distributed to that Partner by the Partnership (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Code §752), (3) allocations of expenditures of the Partnership described in Code § 705(a)(2)(B), and (4) allocations of Partnership loss and deduction, including loss and deduction, computed for book purposes, as described in Regulation 1.704-1(b)(2)(iv)(g), excluding, however, allocations made pursuant to Regulation Sections 1.704-1(b)(4)(i) and 1.704-1(b)(4)(iii), and (c) otherwise adjusted in accordance with Regulation § 1.704-1(b)(2)(iv).

6.8 Additional Capital. To the extent that the Partnership• requires funds for expenditures for Capital Expenditures other than as hereinabove provided for (“Additional Capital”), the General Partner shall give at least ten days’ written notice (the “Capital Notice”) to the Partners, specifying in reasonable detail (i) the total amount of Additional Capital required; (ii) each Partner’s pro rata share (the “Requested Amount”) of the Additional Capital; (iii) the date (the “Capital Demand Daze”) on which the Additional Capital is to be contributed to the Partnership; and (iv) the terms on which the Additional Capital is to be contributed to the Partnership. Each Partner shall contribute its Requested Amount on or before the Capital Demand Date. In the event any Partner fails to contribute its Requested Amount prior to the Capital Demand Date (such Partner being herein referred to as the “Defaulting Partner”), then each nondefaulting Partner (“Nondefaulting Partner”) shall have the right to contribute the amount of capital not contributed by the Defaulting Partner in proportion to the ratio of the respective Percentage Interest of the Nondefaulting Partners who so contribute. In the event a Nondefaulting Partner contributes toward the Requested Amount not contributed by the Defaulting Partner but contributes less than its pro rata share of such amount, the difference may be contributed by any or all of the other Nondefaulting Partners, pro rata. All such contributions shall be made within 10 days of notification to the Nondefaulting Partners of the Defaulting Partner’s failure to contribute the full Requested Amount. In the event the Nondefaulting Partners do not contribute sums sufficient to cover the amount of capital not contributed by the Defaulting Partner within said 10 days, the General Partner may provide or arrange for a loan evidenced by promissory notes containing terms, interest rates, maturities, and security as the General Partner, in its sole discretion, shall determine; provided that if the General Partner provides such loans, the terms of such loans shall be substantially similar to those terms which might be arranged with a non-Affiliate lender. The General Partner may pledge or grant security interests in any and all of the Partnership’s assets as security for any indebtedness of the Partnership. In arranging such loans, the General Partner shall not be required to guarantee, or otherwise put its credit behind, any loans from third-party institutions.

6.9 Adjustments to Percentage Interests. In the event the Nondefaulting Partners contribute all or any part of a Defaulting Partner’s Requested Amount to the Partnership, then, effective from the Capital Demand Date, the Percentage Interest of each Partner shall hereupon be recalculated so that (1) the Percentage Interest of the Defaulting Partner shall be equal to, the amount of capital previously contributed by the Defaulting Partner to the Partnership divided by the sum of (i) the amount of the Additional Capital plus (ii) the aggregate amount of the Capital Contributions of all the Partners immediately prior to the Capital Demand Date, and (2) the Percentage Interest of each Nondefaulting Partner immediately prior to the contribution of the Additional Capital shall be increased by the amount of decrease to the Percentage Interest of the Defaulting Partner pursuant to the recalculation set forth in clause (1) of this Section 6.9, to be added to the respective Percentage Interest of each Nondefaulting Partner on a pro rata basis. Notwithstanding anything herein to the contrary, the Partnership may issue additional Units or fractional Units to reflect any changes in the Percentage Interest of each Partner as required in this Section 6.9.

6.10 Reasonableness of Remedies. The Partners hereby acknowledge to one another that because of the difficulty in calculating the damage that may result from failure of a Partner to make a capital contribution when required by the agreements set forth in Section 6.8 hereof, the reductions of a Partner’s Percentage Interest for failure to make a required contribution and the basis of calculation for such reductions have been approved by the General Partner and Limited Partners as fair and reasonable and shall be the sole and exclusive remedy of the Partnership for the failure to comply with the terms of Section 6.8 hereof.

6.11 Reduction of Percentage Interest to Zero. If a Defaulting Partner’s Percentage Interest shall be reduced to zero, then the Defaulting Partner shall have no further right, title or interest in or to the Partnership and shall, upon the request of the Partnership, execute and deliver to the Partnership such documents of transfer and assignment, and such other instruments as the General Partner shall reasonably request, to confirm that the Defaulting Partner has no further right, title or interest in or to the Partnership. Upon execution and delivery of such requested documents or instruments, the indemnification previously provided by such Defaulting Partner shall be of no further force and effect.

6.12 Example. The following example is intended to illustrate how Sections 6.8 and 6.9 hereof work: Assume total initial Capital Contributions of $2,250,000. The General Partner notifies all Limited Partners that the Partnership needs Additional Capital of $500,000. A Limited Partner, whose Percentage Interest is 30%, fails to contribute its Requested Amount of $ 150,000, which is subsequently contributed by the Nondefaulting Partners. Under Section 6.9 hereof, the Defaulting Partner’s and the Nondefaulting Partner’s Percentage Interest would be adjusted as follows:

(1)	Limited Partnership Percentage Interest of Defaulting Partner Before Default	30%
(2)	Capital Previously Contributed by Defaulting Partner	$675,000
(3)	Capital Previously Contributed by All Partners	$2,250,000
(4)	Additional Capital	$500,000
(5)	Add figures in items (3) and (4)	$2,750,000
(7)	Divide figure in item (2) by the figure in item (5)	675,000/2,750,000
(8)	Percentage Interest of Defaulting Partner After Default	24.55%
(9)	Percentage Interest of Nondefaulting Partner Before Default	70%
(10)	Subtract item (8) from item (1)	5.45%
(11)	Percentage Interest of Nondefaulting Partner after Default and contribution by Nondefaulting Partners (add item (10) to item (9))	75.45%

6.13 Representations and Warranties. The General Partner and HEALTHSOUTH hereby represent, warrant and covenant to each other as follows:

6.13.1 Organization and Good Standing. Each of the General Partner and HEALTHSOUTH is a corporation duly organized, validly existing in good standing under the laws of the State of Delaware and each has full power and authority to own its properties and assets and to carry on its business as now owned and operated.

6.13.2 Authorization. Each of the General Partner and HEALTHSOUTH has full power and authority to contribute to the Partnership any Contributed Property as specified in Section 6.2. The delivery of such Contributed Property by the General Partner or HEALTHSOUTH shall be duly and validly authorized.

6.13.3 Title of Contributed Property. Prior to the delivery by the General Partner or HEALTHSOUTH of any Contributed Property to the Partnership, the General Partner or HEALTHSOUTH shall hold the interest of such Contributed Property free and clear of all security interests, pledges, claims, liens, encumbrances, charges and assessments, restriction agreements or any other restrictions, preemptive or similar right or any other rights or interests of any other person. The General Partner or HEALTHSOUTH shall have the full legal right, power and authority to sell, assign and transfer the Contributed Property to the Partnership; and such Contributed Property shall not be subject to any restrictions on transferability-and may be transferred to the Partnership. Upon transfer of the Contributed Property to the Partnership, the Partnership will receive good and marketable title to such interest in the Contributed Property, free and clear of all security interests, pledges, liens, encumbrances, claims, charges, assessments and restrictions.

ARTICLE VII

EXPENSES OF THE PARTNERSHIP

7.1 No Compensation to General Partner as General Partner. The General Partner shall receive no direct compensation or fees for acting as the general partner of the Partnership.

7.2 Reimbursement of Expenses Incurred by the General Partner. The General Partner may charge the Partnership for all direct costs and expenses incurred by it in connection with the conduct of the Partnership’s business, including legal and accounting expenses.

7.3 Organizational and Offering Expenses. All expenses incurred in connection with the formation of the Partnership and obtaining the Partnership’s capital shall be paid by the Partnership.

7.4 Fees and Charges Receivable by the General Partner or an Affiliate of the General Partner. In addition to the rights of the General Partner to receive its allocable share of taxable income and loss, Available Cash and Sale Proceeds, the General Partner shall have the right to receive the Management Fees and financing charges or interest as provided herein. The Initial Limited Partner and each Limited Partner, upon the execution of this Agreement, hereby approves, consents to, and ratifies all the arrangements pursuant to which the fees, rentals, and revenues described below are to be paid. The Initial Limited Partner and the Limited Partners expressly acknowledge and agree that the duties enumerated hereinafter are not duties that are obligations of the General Partner in its capacity as general partner, but rather are solely contractual obligations of the General Partner and/or its Affiliates undertaken pursuant to separate contracts with the Partnership.

7.5 Management Agreement. The General Partner will enter into the Management Agreement with the Partnership pursuant to which the General Partner will provide management, administration, purchasing and other services and support, financial and otherwise, to the Partnership in exchange for a management fee of 6% of the Net Revenues, paid on a monthly basis. The Management

Agreement also provides that the General Partner shall be reimbursed for all reasonable, verified direct costs and expenses for services provided the Partnership pursuant to the Management Agreement and shall make available to any Limited Partner reasonable records regarding the same. The Management Agreement may be renewed by the General Partner but may not be modified or amended without the consent of the Limited Partners.

7.6 Equipment. The General Partner and/or its Affiliates are engaged in the business of selling and renting medical equipment and supplies. It is contemplated that to the extent the General Partner and/or such Affiliates of the General Partner can provide to the Partnership equipment and supplies as may be needed to equip and operate the Center, such equipment and supplies will be pm-chased and/or leased from the General Partner and/or such Affiliates of the General Partner. All such equipment and supplies purchased or rented by the Partnership from the General Partner or an Affiliate of the General Partner shall be sold to and purchased or rented by the Partnership at competitive local rates or prices.

ARTICLE VIII

ALLOCATION OF INCOME AND LOSS;

CASH DISTRIBUTIONS

8.1 Allocation of Income or Loss. Profits and Losses of the Partnership shall be determined in accordance with the rules of Subchapter K of the Code. After giving effect to the special allocations set forth in Sections 8.5 and 8.6 hereof, the Profits and Losses of the Partnership with respect to each fiscal year shall be allocated to the General Partner in an amount equal to the General Partner’s Percentage Interest, and to the Limited Partners in an amount equal to the aggregate Limited Partner’s Percentage Interest. If property other than cash is distributed by the Partnership, the Capital Accounts of the Partners shall be adjusted to reflect how much Profit or Loss would have been allocated to the respective Partners if the property had been sold at the value or values assigned thereto for purposes of making the distribution. Allocations among the Limited Partners shall be based on the number of Units, or fraction thereof, owned by each Limited Partner.

8.2 Distribution of Available Cash. The Available Cash of the Partnership shall be allocated and distributed to the General Partner in an amount determined by multiplying the General Partner Interest by the amount of the Available Cash, and to the Limited Partners in the amount determined by multiplying the Limited Partner Interest by the amount of Available Cash. Such distributions shall be made in quarterly installments within 75 days after the end of each calendar quarter or as soon thereafter as practicable.

8.3 Distribution of Sale Proceeds. Except in the case of a dissolution of the Partnership pursuant to Article 13 below, the Sale Proceeds shall be allocated and distributed to the Partners in proportion to their respective Partnership Interests. Such distribution shall be made as soon after the receipt by the Partnership of such Sale Proceeds as the General Partner deems practicable.

8.4 Consequences of Distributions. Upon the determination to distribute funds in any manner expressly provided in this Article 8, made in good faith, the General Partner shall incur no liability on account of such distribution, even though such distribution may have resulted in the Partnership retaining insufficient funds for the operation of its business, which insufficiency resulted in loss to the Partnership or necessitated the borrowing of funds by the Partnership, or the Partnership or a Limited Partner otherwise was adversely affected by such distribution.

8.5 Limitation On Loss Allocations Which Create An Adjusted Capital Account Deficit. The Losses allocated pursuant to Section 8.1 hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 8.1 hereof, the limitation set forth in this Section 8.5 shall be applied on a Partner by Partner basis so as to allocate the maximum permissible Losses to each Partner under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitations set forth in this Section 8.5 shall be allocated to the General Partner.

8.6 Special Allocations. The following special allocations shall be made in the following order:

8.6.1 “Minimum Gain Chargeback” Allocations. Except as otherwise provided in Regulation § 1.704-2(f), and notwithstanding any other provision of this Section 8, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, each Partner shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulation §1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation §§1.704-2(f)(6) and 1.704-2(j)(2). This Section 8.9 is intended to comply with the minimum gain chargeback requirement in Regulation §1.704-2(f) and shall be interpreted consistently therewith.

8.6.2 Partner Minimum Gain Chargeback Rules. Except as otherwise provided in Regulation §1.704-2(i)(4), and notwithstanding any other provision of this Section 8, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, each Palmer who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulation §1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulation §1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation §§1.704-2(i)(4) and 1.704-2(j)(2). This Section 8.10 is intended to comply with the minimum gain chargeback requirement in Regulation §1.704-2(i)(4) and shall be interpreted consistently the therewith.

8.6.3 Qualified Income Offset Allocations. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations §§1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 8.6.3 shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 8 have been tentatively made as if this Section 8.6.3 were not in the Agreement. This special allocation shall be referred to as the “Qualified Income Offset” and is intended to comply with Regulations §1.704-1(b)(2)(ii)(d).

8.6.4 Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any taxable year of the Partnership which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, a (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations §§1.704-2(g)(1) and 1.7042(1)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 8.6.4 shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other obligations provided for in this Section 8 have been made as if Section 8.6.3 hereof and this Section 8.6.4 were not in the Agreement.

8.6.5 Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated to the General Partner and the Limited Partners in proportion to their respective Partnership Interest.

8.6.6 Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any taxable year shall be specially allocated to the General Partner or Limited Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations § 1.704-2(i)(l).

8.7 Curative Allocations. The allocations set forth in §§8.5 and 8.6 hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 8.7. Therefore, notwithstanding any other provision of this Section 8 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, the General Partner’s and each Limited Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such General Partner or Limited Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 8.1 hereof. In exercising its discretion under this Section 8.7, the General Partner shall take into account future Regulatory Allocations under Sections 8.6.1 and 8.6.2 hereof that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 8.6.5 and 8.6.6 hereof.

8.8 Tax Allocation Rules Under Section 704(c). Notwithstanding any provision of this Agreement to the contrary, but solely for tax purposes, any gain or loss with respect to property contributed to the Partnership by a Partner shall be allocated among the Partners so as to take account of the variation between the adjusted basis and the fair market value of contributed property at the time of contribution. The appreciation or diminution in value represented the difference between the adjusted basis and the fair market value of the contributed property at the time of the contribution will thus be attributed to the contributing Partner upon a subsequent sale or exchange of the property by the Partnership as required by Section 704(c) of the Code. The appreciation or diminution will also be used in allocating the allowable depreciation or depletion with respect to the property among the contributing Partner and the noncontributing Partners as required by Section 704(c) of the Code. Furthermore, any gain, loss, depreciation, depletion or amortization, as computed for tax purposes, with respect to property which is revalued pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations shall be allocated so as to take account of the variation between the adjusted tax basis and book value of the property as required by Section 704(c) of the Code and Section 1.704-1(b)(4)(i) of the Regulations. Any elections or other decisions relating to allocations under this Section will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement. Allocations under this Section are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of income, losses or other items or distributions under any provision of this Agreement.

ARTICLE IX

RIGHTS, POWERS AND OBLIGATIONS

OF THE GENERAL PARTNER

9.1 Powers. The management and control of the Partnership and its business and affairs shall rest exclusively with the General Partner, which shall have all the rights and powers which may be possessed by a general partner pursuant to the Act, and such additional rights and powers as are otherwise conferred by law or are necessary, advisable or convenient to the discharge of its duties under this Agreement. The General Partner shall be the “tax matters partner” within the meaning of the Code. Without limiting the generality of the foregoing, the General Partner may, at the cost, expense and risk of the Partnership:

9.1.1 spend the capital and net income of the Partnership in the exercise of any rights or powers possessed by the General Partner hereunder;

9.1.2 lease, sublease, hold, manage, own and operate the Centers, and enter into agreements containing such terms, provisions and conditions with respect to the Centers or the Partnership as the General Partner in its sole discretion shall approve;

9.1.3 purchase, hold, manage and lease the Partnership’s property, and enter into agreements containing such teems, provisions and conditions as the General Partner in its sole discretion shall approve as being in the best of interest of the Partners;

9.1.4 purchase from or through others contracts of liability, casualty and other insurance which the General Partner deems advisable for the protection of the Partnership or the Partners or for any purpose convenient or beneficial to the Partnership;

9.1.5 purchase, lease or otherwise acquire other real estate projects upon such terms as the Partners shall unanimously approve;

9.1.6 incur indebtedness for the Partnership, whether in or out of the ordinary course of business;

9.1.7 pledge, grant security interests in, hypothecate or otherwise encumber, under such terms and conditions as the General Partner deems to be in the best interest of the Partnership, any of the assets of the Partnership as security for indebtedness or other obligations of the Partnership;

9.1.8 sell or otherwise dispose of, under such terms and conditions as the General Partner deems advisable for the Partnership, or for any purpose convenient or beneficial to the Partnership, any or all of the assets of the Partnership;

9.1.9 invest in short-term debt obligations excluding without limitation, obligations of federal and state governments and their agencies, commercial paper and certificates of deposit of commercial banks) and “money market” mutual funds, such funds as are temporarily not required for the purposes of the Partnership’s operations;

9.1.10 commingle the assets and cash of the Partnership with the assets and cash of the General Partner and its Affiliates; provided that separate bookkeeping accounts are maintained by the General Partner for the Partnership and each Affiliate, complete records of which shall be made and are made available to each Limited Partner upon request;

9.1.11 use the business office of the Partnership to manage other Affiliates of the General Partner, or use the business office of an Affiliate of the General Partner to manage the business office of the Partnership; provided the costs and expenses thereof are allocated among the different Affiliates in a reasonable manner in accordance with accepted cost accounting procedures and practices consistently applied; or

9.1.12 appoint, employ, or contract with any person (including Affiliates of the General Partner) to act on behalf of the Partnership for the transaction of the business of the Partnership, which persons may, under the supervision of the General Partner, act as consultants, accountants, attorneys, brokers, escrow agents, leasing agents, or in any other capacity deemed by the General Partner necessary or desirable, and pay appropriate fees to any of such persons.

9.2 Independent Activities.

9.2.1 Except as otherwise provided in Section 9.2.2, the General Partner may engage in whatever activities it chooses, whether or not the same be competitive with the Partnership, without having or incurring any obligation to offer any interest in such activities to the Partnership or any party hereto, and, as a material part of the consideration for the Partner’s execution hereof, each Limited Partner hereby waives, relinquishes and renounces any right or claim of participation. The Partnership shall be considered to be an entity and business wholly separate, for all purposes, from the business and affairs of the General Partner and its Affiliates, it being understood that the only obligations undertaken by the General Partner are those expressly provided in this Agreement and those which are inherent to the role of a general partner and the fiduciary obligations of the General Partner to the Limited Partners and to the Partnership imposed by the Act and by the common law.

9.2.2 The parties recognize that the General Partner may engage in activities competitive with the business of the Partnership. In the event the General Partner proposes to engage in any activities (other than those activities of the General Palmer or its Affiliates related to the diagnostic facility at the Penrose Hospital in Colorado Springs, Colorado) in the Counties of El Paso and Pueblo, Colorado, the General Partner grants the Partnership a first refusal option upon the same terms and conditions as the General Partner shall propose to engage in such competitive activities, which the General Partner intends to accept (or has accepted subject to the Partnership’s right of first refusal granted herein). If the General Partner receives such an offer or reaches such an agreement with a party, the General Partner shall promptly notify the Partnership of the purchase price and all other material terms and conditions of such agreement, together with a copy of such offer, and Partnership shall have 30 days after receipt of such notice from the General Partner within which time to exercise the Partnership option to engage in such activities. If the Partnership exercises its option, then such engagement shall be consummated within the time set forth in the third-party offer and in accordance with the provisions of this Section. If the Partnership shall not exercise the option to engage in such activities within such 30-day period after notice from the General Partner, the General Partner shall be free for a period of 90 days after the expiration of such 30-day period to commence such activities upon substantially the same terms and conditions as set forth in such offer. In the event such activities are not consummated within such 90-day period, the Partnership shall be entitled to exercise its right of first refusal as provided in this Section as to any subsequent proposed competitive activity.

9.3 Duties. The General Partner shall devote itself to the business of the Partnership to the extent that it, in its discretion, deems necessary for the efficient carrying on thereof. The General Partner explicitly acknowledge that it is a fiduciary with respect to all affairs of the Partnership including the safekeeping and use of the funds and assets of the Partnership.

9.4 Certain Limitations. Notwithstanding anything to the contrary contained elsewhere herein, except as otherwise provided herein, without obtaining the consent of Limited Partners holding 50% of the outstanding aggregate Limited Partner Interest, or such greater Limited Partner Interest as is required under the Act, the General Partner shall not: (i) act in contravention of this Agreement; (ii) confess a judgment against the Partnership; or (iii) except as permitted by Section 17.6 or as required to perform acts authorized in Sections 2.3 and 9.1 hereof, amend this Agreement.

9.5 Net Worth of the General Partner. The General Partner shall have and maintain at all times during which it is the general partner of the Partnership a net worth which is sufficient to conduct the business of the Partnership in a prudent manner and sufficient to comply with any requirements of the Code or the regulations thereunder or interpretations of the Internal Revenue Service with respect to either thereof necessary to avoid the taxation of the Partnership as an association taxable as a corporation.

9.6 Indemnification. Neither the General Partner nor any of its Affiliates, officers, directors, employees or agents shall be liable to the Partnership or any Limited Partner for any action or inaction of the General Partner in connection with the business or affairs of the Partnership, so long as the person against whom liability is asserted acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership, but only if such course of conduct does not constitute gross negligence or willful misconduct. The General Partner and its Affiliates, officers, directors, employees and agents shall be indemnified and held harmless by the Partnership from and against costs or expenses directly attributable to any claim, liability, damage, loss, or other expense (including, without limitation, investigating and defending any claims and lawsuits and settlement thereof, and legal and accounting costs in connection therewith) incurred by any such entity or entities solely by virtue of the performance by any of them of the duties of the General Partner acting as general partner in connection with the Partnership’s business, so long as such indemnified person acted in good faith on behalf of the Partnership and in a manner reasonably believed by such person to be in the best interests of the Partnership, but only if such course of conduct does not constitute gross negligence or willful misconduct; provided that such indemnification or agreement to hold harmless shall be recoverable only out of assets of the Partnership and not from the Limited Partners.

9.7 General Partner as Limited Partner. The General Partner may be a Limited Partner to the extent that it (a) contributes capital under Section 6.2, or (b) Purchases or otherwise acquires or becomes the transferee of all or any part of a Limited Partner Interest.

9.8 Succession as General Partner. The General Partner may at any time assign its General Partner Interest to any Affiliate of the General Partner without the consent of the Limited Partners. Any corporation into which the General Partner may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Partner shall be a party, shall be the successor of the General Partner hereunder, without the execution or filing of any document or any further act on the part of any of the parties hereto. In any such event, the General Partner shall amend this Certificate within 90 days thereafter.

ARTICLE X

STATUS OF LIMITED PARTNERS

10.1 No Participation in Management. Except as provided in the Professional Radiology Services Agreement entered into of even date herewith, no Limited Partner shall take part in the management of the business of the Partnership, transact any business for the Partnership, have the power to sign for or to bind the Partnership to any agreement or document, or otherwise act as an agent for the Partnership for any purpose. Such powers to manage and transact Partnership business, to bind or otherwise act as the agent of the Partnership are vested solely and exclusively in the General Partner.

10.2 Limited Liability. Subject to the provisions of the Act, no Limited Partner shall have any personal liability, whether to the Partnership, to the Partners or to the creditors of the Partnership, for the debts of the Partnership or any of its losses beyond the amount committed by him to the capital of the Partnership as set forth or referred to in Section 6.2, and the Limited Partner’s share of undistributed profits.

10.3 Eligibility of Limited Partners. Without the prior written consent of the General Partner, which may be withheld in its sole discretion, no Person shall be liable to be a Limited Partner, or a member, partner or shareholder of a Limited Partner which is not an individual, unless, at the time such Person purchases or otherwise acquires a Unit, such Person shall meet the requirements contained in Section 11.1 below, and shall have agreed to be bound by all the terms and conditions of this Agreement and such other terms and conditions as the General Partner may reasonably request. Without limiting the generality of the foregoing, the General Partner may require certain representations and warranties from a Limited Partner in order to comply with federal, state or local laws and regulations concerning the purchase and sale of securities, tax consequences and other matters applicable to the Partnership or the General Partner. The General Partner may require any Person desiring to become a Limited Partner to execute an option for the Partnership to repurchase such Person’s Limited Partner Interest on terms determined by the General Partner on a case by case basis even if such terms are different than the terms and conditions of this Agreement or the terms and conditions of options to purchase the Limited Partner Interests of others. If the Partnership has such an option to repurchase a Limited Partner’s Limited Partner Interest and also has the right to purchase a Limited Partner’s Limited Partner Interest under Article XI hereof, the Partnership may choose which method it desires to purchase such Limited Partner Interest.

10.4 Investment Intent. Each Limited Partner represents and warrants to the partnership and to the General Partner that it has acquired its Units and interest in Partnership for investment solely for its own account with the intention of holding such Units and interest for investment, without any intention of participating directly or indirectly in any distribution of any portion of such Units or interest, and without the financial participation of any other person in acquiring its Units or interest in the Partnership.

10.5 Unregistered Limited Partner Interests. Each Limited Partner acknowledges that its Units and interest in the Partnership have not been registered under the United States Securities Act of 1933, or under any state securities laws. Each Limited Partner further acknowledges that its representations and warranties contained in this Agreement are being relied upon by the Partnership and by the General Partner as the basis for the exemption of the Limited Partners’ Units and interests in the Partnership from the registration requirements of applicable securities laws. Each Limited Partner further acknowledges that the Partnership will not recognize, and has no obligation to recognize, any sale, transfer or assignment of all or any part of any Units or interest in the Partnership to any Person unless and until the provisions of Section 11 hereof have been fully satisfied.

10.6 Nature of Investment. Each Limited Partner acknowledges that prior to its execution of this Agreement, such Limited Partner (i) received a copy of this Agreement and such other documents relating to the Partnership, the General Partner and the activities and proposed activities of the Partnership as it deems relevant to its investment in the Partnership; and (ii) examined such documents or caused such documents to be examined by its attorney and financial advisers. Each Limited Partner acknowledges that the purchase of its interest in the Partnership is a speculative investment involving a high degree of risk and represents that it has a net worth sufficient to bear the economic risk of its investment in the Partnership and to justify its investment in a highly speculative venture such as the Partnership.

10.7 Agreement not to Compete.

10.7.1 Agreement not to Compete; Term; Area. During the period a Limited Partner, other than an Affiliate of the General Partner, holds an interest in the Partnership and for a period of one year from the date of termination of such Limited Partner’s Partnership Interest, said Limited Partner shall not, without the prior written consent of a duly authorized officer of General Partner, directly or indirectly, (i) own (in whole or in part), operate or have a proprietary interest in any enterprise or business which provides any of the diagnostic imaging services provided by the Partnership’s business, or (ii) be employed by, be an agent of, or act as consultant for any outpatient diagnostic imaging facility, which business, enterprise or outpatient facility referenced in (i) or (ii) is located in any part of the area within a twenty mile radius of any of the Centers; provided that ownership of less than two percent of the outstanding securities of any class traded on a national securities exchange or the NASDAQ National Market System will not be deemed to be engaging, solely by reason thereof, in the diagnostic imaging business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.7.1 is invalid or unenforceable, each party agrees that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of time within which the judgment may be appealed. Notwithstanding anything herein to the contrary, the restrictive covenants set forth in this Section 10.7 shall not apply in the event the General Partner dissolves the Partnership pursuant to Section 13.1.1.6.

10.7.2 Clarification of Scope of Agreement Not to Compete. The parties acknowledge that a Limited Partner may be a licensed physician providing medical services, including without limitation radiology services, in the geographic area described in Section 10.7.1 above. This Agreement is not intended to prohibit the personal performance of medical care by any such licensed physician. This Agreement is not intended to prohibit any such physician from holding any position which does not compete with the diagnostic imaging business of the Partnership or from holding any position on the medical staff of any acute care hospital. Further, this Agreement is not intended (i) to prohibit any Limited Partner from referring patients to any entity he or she so desires, including a competitor of the Partnership; (ii) to induce any Limited Partner to refer or continue historical patterns to the Partnership; or (iii) to exercise influence over the reason and judgment of any Limited Partner regarding referrals of patients.

ARTICLE XI

TRANSFER OF INTERESTS IN THE PARTNERSHIP

11.1 In General. Subject to the rights of first refusal granted to the General Partner and the Partnership below, a Limited Partner may sell, assign or otherwise transfer any or all of the Units owned by Limited Partner; provided that:

11.1.1 such Limited Partner shall not sell, assign or otherwise transfer any Unit unless the sale, assignment or transfer is made to a Person who is a resident of the State of Alabama or Colorado or a corporation, partnership, trust or similar entity which is qualified to do business in the States of Alabama or Colorado;

11.1.2 such Limited Partner and its purchaser, assignee or transferee execute, acknowledge and deliver to the General Partner such instruments of transfer and assignment with respect to such transaction as are in form and substance satisfactory to the General Partner; and

11.1.3 such Limited Partner pays the Partnership a transfer fee which is sufficient to pay all costs and expenses of the Partnership and the General Partner in connection with such transaction;

provided, further, that such purchaser, assignee or transferee shall not become a substituted Limited Partner within the meaning of the Act unless the General Partner consents in writing to such person becoming a substituted Limited Partner, which consent may be given or withheld, in the sole discretion of the General Partner. Neither the Partnership nor the General Partner shall recognize or be bound by any sale, assignment or transfer of any Unit unless the General Partner consents to such sale, assignment or transfer in writing. The General Partner will not consent to any sale, assignment or transfer of any Unit or to the admission of any person as a substituted Limited Partner if, in its opinion, such consent and substitution would result in the Partnership’s being treated for federal income tax purposes as an association taxable as a corporation, would result in a termination of the Partnership within the meaning of the Code or the Act, or would constitute a violation of any applicable federal or state law pertaining to securities regulation.

Notwithstanding the foregoing, each Limited Partner agrees that at least 60 days prior to any bona fide sale, assignment or transfer (by operation of law or otherwise) of any Unit by it, such Limited Partner will give written notice thereof to the General Partner, including name of the proposed purchaser, assignee or transferee and all of the terms, conditions and other details of such proposed sale, assignment or transfer, including a copy of any written offer. The General Partner shall have a right of first refusal for its own account for 30 days after receipt by the General Partner of such written notice in which to elect to consummate such sale, transfer or assignment itself pursuant to the same terms, conditions and material details set forth in such notice. If the General Partner does so purchase the Unit, it may resell such Unit, at any time, on whatever terms and conditions it deems appropriate in the best interest of the Partnership, without regard to the rights of first refusal set forth herein. If the General Partner fails to consummate the transaction during such 30-day period, the Partnership shall then have 30 days in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details. If the Partnership does so purchase the Unit, it may resell such Unit, at any time, on whatever terms and conditions it deems appropriate, without regard to the rights of first refusal set forth herein. If the Partnership fails to consummate the transaction during such 30-day period, the selling Limited Partner shall then have 10 days in which to consummate such sale, transfer or assignment pursuant to such terms, conditions and material details and to such named purchaser and provide written evidence thereof to the General Partner. If the Limited Partner shall not consummate the sale, transfer or assignment during such 10-day period, such Unit shall again be subject to the rights of first refusal contained herein. Notwithstanding anything else contained in this Article XI, the General Partner may, but shall in no event be required to, consent to an assignment not in compliance herewith, and such consent shall act as a waiver of the necessity to comply with the provisions of this Article XI. A waiver or consent in one case by the General Partner shall create no obligation for the General Partner to waive or consent in any other case.

11.2 Substituted Limited Partners. If neither the General Partner nor the Partnership exercises its right of first refusal and the General Partner consents to the admission of a Person as a substituted Limited Partner within the meaning of the Act, and such Person:

11.2.1 elects to become a substituted Limited Partner by delivering a written notice of such election to the General Partner;

11.2.2 executes and acknowledges such other instruments as the General Partner may deem necessary or advisable to effect the admission of such Person as a substituted Limited Partner, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement; and

11.2.3 pays a transfer fee to the Partnership which is sufficient to cover all costs and expenses connected with the admission of such Person as a substituted Limited Partner within the meaning of the Act including, without limitation, the cost of preparing, printing and filing for record an amendment to the Certificate in accordance with the Act;

then the General Partner shall amend this Certificate in accordance with the provisions of the Act and shall take all other steps which, in the opinion of the General Partner, are reasonably necessary to admit such person as a substituted Limited Partner under the Act. The General Partner shall file an amendment to this Certificate as required by the Act to effect the admission of a substituted Limited Partner following compliance with the conditions of this Section 11.2. Such Person shall thereupon become a substituted Limited Partner within the meaning of the Act.

11.3 Purchase of Units by the General Partner. The General Partner may acquire one or more Units owned by, or reserved for, Limited Partners, and, if with respect to such additional Unit or Units the General Partner becomes a Limited Partner within the meaning of the Act, the General Partner shall, with respect to such Unit or Units, enjoy all the rights and be subject to all the obligations and duties of a Limited Partner. Any Limited Partner Interest owned by the Partner (and not acquired by the General Partner pursuant to Section 11.1 hereof) may be sold, in whole or in part, by the General Partner, on whatever terms and conditions it deems appropriate, without regard to the rights of first refusal set forth in Section 11.1 hereof.

11.4 Call Election. If there is any change in any federal or state law, rule, or regulation or any judicial interpretation thereof, which materially and adversely affects the Partnership or its operations, the General Partner shall implement procedures designed to cause the Partnership and its operations to comply with the law, rule, regulation or judicial interpretation thereof, including, but not limited to, causing the Partnership, General Partner or an affiliate of the General Partner, as designated in the sole discretion of the General Partner, to purchase Partnership Interest of each Limited Partner upon delivery of a written notice to the Limited Partner specifying the desire to purchase all of the Partnership Interest of a Limited Partner according to the terms set forth in this Section 11.4 (hereinafter called the “Call Election”).

11.4.1 Upon receipt of the Call Election the Limited Partner shall sell to the Partnership, General Partner or an affiliate of the General Partner, as designated in the sole discretion of the General Partner, all of the Partnership Interest owned by the Limited Partner at the price and terms as set forth in this Section 11.4.

11.4.2 The purchase price for the Limited Partner’s Partnership Interest to be purchased pursuant to a Call Election shall be equal to the product of (a) the Limited Partner’s percentage partnership Interest multiplied by (b) the product of

(i) EBITDA annualized from November 1, 1997, as the term “annualized” is defined below, if receipt of the Call Election occurs before November 1, 1998,

or

EBITDA for the prior twelve (12) month period ending the last day of the calendar month before which the Call Election is received, if receipt of the Call Election occurs after November 1, 1998,

multiplied by

(ii) 4.68.

For the purposes of this Section 11.42, “annualized” shall mean the average monthly EBITDA for each full calendar month between November 1, 1997 and the date of receipt of the Call Election, multiplied by twelve (12).

11.4.3 The closing of the purchase and sale hereunder shall occur at a time and place mutually agreeable to the Limited Partner and General Partner, and shall occur no later than 90 days after the Limited Partner’s receipt of the Call Election by the General Partner.

11.5 [Reserved]

11.6 Put Election. A Limited Partner (hereinafter referred to in this Section 11.6 as the “Offeror”) shall have the right, privilege and option (hereinafter the “Put Election”) of requiring the General Partner to purchase Offeror’s Partnership Interest upon delivery of its Put Election in writing to General Partner stating its desire to sell to General Partner all of Offeror’s Partnership Interest in the Partnership according to the terms set forth in this Section 11.6. Such Put Election shall become irrevocable upon receipt by the General Partner of the Put Election.

11.6.1 Upon receipt of the Put Election, the General Partner shall purchase all of the Partnership Interest in the Partnership owned by the Offer at the price and terms as set forth herein.

11.6.2 The purchase price for the Offeror’s Partnership Interest to be purchased pursuant to the Put Election shall be equal to the product of (a) the Offeror’s percentage Partnership Interest multiplied by (b) the product of

(i) EBITDA annualized from November 1, 1997, as the term “annualized” is defined below, if receipt of the Put Election occurs before November 1, 1998,

or

EBITDA for the prior twelve (12) month period ending the last day of the calendar month before which the Put Election is received, if receipt of the Election occurs after November 1, 1998,

multiplied by

(ii) 4.68.

For the purposes of this Section 11.4.2, “annualized” shall mean the average monthly EBITDA for each full calendar month between November 1, 1997 and the date of receipt of the Put Election, multiplied by twelve (12).

11.6.3 The closing of the purchase and sale hereunder shall occur at a time and place mutually agreeable to the Offeror and the General Partner, and shall occur no later than 90 days after the General Partner’s receipt of the Put Election by the Offeror.

ARTICLE XII

RESIGNATION OF THE GENERAL PARTNER

12.1 Resignation of the General Partner. The General Partner may resign as such by written notice given in accordance with Section 12.2 of this Agreement.

12.2 Notice of Resignation. Written notice of the resignation of the General Partner shall be given by the General Partner to the Limited Partners. Such notice shall set forth the day upon which the resignation is to become effective, which date shall not be less than 45 days after such notice is given to the parties being notified.

12.3 Liability of the General Partner after Resignation. If the General Partner resigns in accordance with the provisions of this Agreement, its liability as a general partner for events subsequent to the effective date of resignation shall cease and the Partnership shall promptly take all steps reasonably necessary under the Act to cause such cessation of liability; provided, however, that the General Partner shall remain the General Partner of the Partnership for purposes of the winding up of the Partnership pursuant to Section 13.2 of this Agreement. Upon resignation, if the Limited Partners vote to continue the Partnership pursuant to Section 13.1.1.1 and the act, the General Partner shall receive its original Capital Contribution, the payment of any indebtedness of the Partnership owed it, plus any unpaid Available Cash allocated to its Capital Account and its share of any Sale Proceeds as provided in Section 8.4 hereof up to the date of resignation.

12.4 Events of Withdrawal. Except as otherwise provides by the specific written consent of all Partners at the time, the General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the events set forth in Section 10-9A-61 of the Act.

ARTICLE XIII

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

13.1 Dissolution of the Partnership.

13.1.1 The Partnership shall be dissolved upon the occurrence of any of the following events (“Liquidating Events”):

13.1.1.1 The resignation of the General Partner unless the remaining Partners shall vote to continue the Partnership in compliance with the relevant provision of the Act.

13.1.1.2 The final judgment by a court having jurisdiction over the General Partner adjudicating the General Partner to be bankrupt, unless the remaining Partners shall vote to continue the Partnership in compliance with the relevant provision of the Act.

13.1.1.3 The expiration of the term of the Partnership.

13.1.1.4 The sale of all or substantially all of the Partnership’s property.

13.1.1.5 The happening of any other event that makes it unlawful or impossible to carry on the business of the Partnership.

13.1.1.6 If Partners holding a majority of all the Partnership Interests agree to dissolve the Partnership, in which event all of the Partners shall agree in writing to dissolve the Partnership as soon as possible (but in any event not more than 10 days) thereafter.

13.1.2 As soon as possible following the occurrence of any Liquidating Events specified in this Article effecting the dissolution of the Partnership, the appropriate representative of the Partnership shall execute such forms as shall be prescribed by the Act and shall file same as provided in the Act.

13.1.3 If a Limited Partner who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or property, the Limited Partner’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Limited Partner’s rights for the purpose of settling his estate or administering his property. In no event shall the death of any Limited Partner result in dissolution of the Partnership.

13.2 Termination.

13.2.1 Upon dissolution, an accounting shall be made by the Partnership’s independent accountants of the accounts of the Partnership and of the Partnership’s assets, liabilities, and operations, from the date of the last previous accounting until the date of dilution. The General Partner shall immediately proceed to wind up the affairs of the Partnership.

13.2.2 If the Partnership is dissolved and its affiliate are to be wound up, the General Partner shall:

13.2.2.1 Sell or otherwise liquidate all the Partnership’s assets as promptly as reasonably practicable (except to the extent the General Partner elects to distribute any assets to the Partners in kind).

13.2.2.2 Allocate Profits or Losses resulting from such sales to the Partners’ Capital Accounts in accordance with Article 8 hereof.

13.2.2.3 If any assets of the Partnership are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Partners. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Partners shall be adjusted pursuant to the provisions of Article 8 and Article 6 of this Agreement to reflect such deemed sale.

13.2.2.4 Discharge all liabilities of the Partnership, including liabilities to Partners who are creditors, to the extent otherwise permitted by law, other than liabilities to Partners for distributions, and establish such Reserves as may be reasonably necessary to provide for any contingent liabilities of the Partnership (for purposes of determining the Capital accounts of the Partners, the amounts of such Reserves shall be deemed to be an expense of the Partnership).

13.2.2.5 Distribute the remaining assets in the following order of priority:

(A) To the Partners, either in or in kind, as determined by the General Partner, in accordance with their respective positive balance their Capital Accounts, after giving effect to all contributions, distributions. and allocations for all periods. Any assets distributed in kind shall be valued for this purpose at their fair market value as determined pursuant to Section 13.2.2.3.

(B) Any remaining assets to the Partners in accordance with their respective share of Profits and Losses under Article 8.

13.2.3 Notwithstanding anything herein to the contrary, upon a dissolution pursuant to Section 13.1.1.6, the Limited Partner shall not receive a distribution less than an amount equal to the amount that would otherwise be provided for in Section 11.6.2. Further, during the five years subsequent to the date hereof, in the event of a sale or transfer of all or substantially all of the Partnership Interest or the Partnership’s assets is made to an Affiliate of the General Partner or any third party, the Limited Partner shall not receive a distribution less than an amount that would otherwise be distributed pursuant to Section 11.6.2.

13.2.4 Notwithstanding anything to the contrary contained in this Agreement, upon a liquidation within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, if any Limited Partner has a deficit in its Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all fiscal years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any Capital Contribution, and the negative balance of such Limited Partner’s Capital Account shall not be considered a debt owed by such Partner to the Partnership or to any other person for any purpose whatsoever.

13.2.5 Upon completion of the liquidation of the Partnership and the distribution of its assets, the Partnership shall be deemed terminated.

13.2.6 The General Partner shall comply with requirements of applicable law pertaining to the winding up of the affairs of the Partnership and the distribution of its assets.

13.3 Return of Capital Account Nonrecourse to Other Partners. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Partner shall look solely to the assets of the Partnership for the return of its Capital Account. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the Capital Account of any Partner, such Partner shall have no recourse against any other Partner.

ARTICLE XIV

BOOKS OF ACCOUNT, ACCOUNTING, REPORTS, FISCAL YEAR, BANKING AND TAX ELECTION

14.1 Books of Account. The Partnership’s books and records (including a current list of the names and addresses of all Limited Partners) and an executed copy of this Agreement, as currently in effect, shall be maintained at the principal office of the Partnership set forth in Section 2.5 hereof and each Partner shall have access thereto at all reasonable times. The books and records shall be kept by the General Partner using an appropriate method of accounting consistently applied and shall reflect all Partnership transactions and be appropriate and adequate for the Partnership’s business. The General Partner shall also keep adequate federal income tax records using appropriate method of accounting on a basis consistently applied. Each Limited Partner hereby designates the General Partner to maintain the list required under Section 6112 of the Code and agrees to submit to the General Partner the name, address and social security or taxpayer identification number of a transferee of the Limited Partner and the date of transfer of the Unit or Units so transferred.

14.2 Financial Reports. Upon written request by a Limited Partner, the Partnership will send the following unaudited reports to each Person who was a Partner during the period covered by such report:

14.2.1 A report within 90 days after the end of each of the Partnership’s fiscal years containing all information necessary for the preparation of the federal income tax return;

14.2.2 An annual report within 120 days after the end of each of the Partnership’s fiscal years containing: (i) a balance sheet as of the end of the fiscal year, a statement of income, partners’ equity and changes in financial position and a cash flow statement for the year then ended, and (ii) a report of the activities of the Partnership during the period covered by the report. Such report will set forth distributions to the Limited Partners for the period covered thereby, and shall separately identify distributions from Available Cash during the period, amounts which had been held as reserves and proceeds from disposition or sublease of assets, if any; and

14.2.3 Periodic financial statements on the operations of the Partnership.

14.3 Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

14.4 Banking . All funds of the Partnership may be initially deposited in a separate bank account or accounts as shall be determined by the General Partner, but such funds may be invested as provided in Section 9.1.9 of this Agreement. The General Partner may commingle the funds of the Partnership with the funds of the General Partner or Affiliates of the General Partner, and may use one or more joint checking accounts for the funds of the Partnership, the General Partner and their Affiliates.

14.5 Tax Election. Upon the transfer of an interest in a Partnership or in the event of a distribution of the Partnership’s property, the Partnership may elect, but is not required to elect, pursuant to Section 754 of the Code to adjust the basis of the Partnership’s proposed as allowed by Sections 734(b) and 743(b) thereof. The General Partner shall have the sole authority and discretion to make such an election. There shall be no requirement that the General Partner make such an election. Upon a transfer of an interest in the Partnership from a Partner to the Partnership, or the General Partner for the benefit of the Partnership, the Partnership or the General Partner shall have the option, in its sole discretion, to elect to treat such transfer as a redemption under Section 736 of the Code, and the General Partner, in its sole discretion, shall allocate the amount paid for such interest be Section 736(a) and Section 736(b) payments, and such allocations shall be binding upon all parties to this Agreement and their successors and assigns.

14.6 Tax Returns. The General Partner shall, for each fiscal year, file on behalf of the Partnership with the Internal Revenue Service a Partnership Return within the time prescribed by law (including any extensions) for such filing. The General Partner shall also file on behalf of the Partnership such state and/or local income tax returns as may be required by law. All federal income tax returns shall be prepared in accordance with Section 704(b) of the Code.

14.7 Financial Statements. Audited financial statements, if not otherwise provided, may be requested by any Limited Partner hereto, and shall be prepared and furnished to any such Limited Partner for the year requested; provided that the Limited Partner requesting such audited financial statements shall bear the cost of the preparation of the audited financial statements to extent such cost exceeds the cost of unaudited financial statements or at the sole expense of any such Limited Partner, such Limited Partner may cause an independent audit to be made of the Partnership books, records and the General Partner shall make the same available for such purpose at reasonable times and places.

ARTICLE XV

POWER OF ATTORNEY

15.1 Appointment of Attorney-In-Fact. Each Limited Partner hereby makes, constitutes and appoints the General Partner and any officer thereof with full power of substitution and re-substitution, the Limited Partner’s agent and attorney-in-fact to sign, execute, certify, acknowledge and file for record this Certificate as required by the Act, and to sign, execute, certify, acknowledge and file for record any other instruments which may be required of the Partnership or of the Limited Partners by law or otherwise, including, but not limited to, amendments to or cancellations of this Certificate, all allocations under the Code, and specifically including the amendments to this Agreement and this Certificate admitting or withdrawing Limited Partners to the Partnership as Limited Partners pursuant to the terms of this Agreement. Each Limited Partner authorizes such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with the foregoing, hereby giving such attorney-in-fact full power and authority to act to the same extent as if such Limited Partner were himself personally present and hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

15.2 Effect of Power. The power of attorney pursuant to Section 15.1 of this Agreement:

15.2.1 is a special power of attorney, coupled with an interest, is irrevocable, and shall survive the death, insanity, dissolution or other incapacity of the granting Limited Partner;

15.2.2 may be exercised by such attorney-in-fact for each Limited Partner by listing or describing the Limited Partners executing any agreement, certificate, instrument or document with the single signature of such attorney-in-fact as attorney-in-fact for all of them; and

15.2.3 shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its interest in the Partnership.

ARTICLE XVI

MEETINGS AND MEANS OF VOTING

Meetings of the Partners for any purpose may be called by the General Partner, or Limited Partners holding an aggregate Limited Partner Interest of at least 25%. The General Partner shall call a meeting of the Partners to be held not later that 60 days following the receipt by the General Partner of any notice of adjustments of Partnership income or expenses issued by the Internal Revenue Service in any connection with an audit of any Partnership Return, such meeting to determine the appropriate action to be taken, including without limitation, the forum of any litigation contesting the notice. The notice of any meeting called under this Article XVI shall state the nature of the business to be transacted. Notice of any such meeting shall be delivered by the General Partner within ten days of its calling to all Partners in the manner prescribed in Section 17.1 of this Agreement and such meeting shall be held not less than 15 days nor more than 60 days after such notice. Partners may vote in person or by proxy at any such meeting. Subject to Section 17.6 concerning amendments to this Agreement, any matters presented to the Limited Partners for their vote shall be determined by Limited Partners holding 50% of the aggregate Limited Partner Interest or such greater Limited Partner Interest as is required therein or under the Act. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in writing in accordance with the procedure for obtaining written votes prescribed in Section 17.6 of this Agreement. Any Limited Partner which fails or refuses to vote, in person or by written ballot, at any call for a vote shall be deemed to have voted in accordance with the vote of the General Partner. Proxies, at the sole discretion of the General Partner, may not be allowed, and any votes thereunder treated as void and as if such Limited Partner failed to vote at all. Any matter requiring a vote by the Limited Partners shall include in the counted votes the vote of the General Partner acting in its capacity as a Limited Partner, if the General Partner possesses a Limited Partner Interest.

ARTICLE XVII

MISCELLANEOUS

17.1 Notices. Except as otherwise specifically provided in this Agreement, any notice, payment, demand or communication required or permitted to be given by any provision of the Agreement shall be duly given if delivered in writing personally to the person to whom it is directed, or if sent by overnight express, charges prepaid, as follows: if to the General Partner, at its address set forth in Section 5.1 of this Agreement or to such other address as the General Partner may from time to time specify by written notice to the Limited Partners pursuant to this Section 17.1, and if to a Limited Partner, at such Limited Partner’s address set forth in Appendix A hereto, or to such other address as such Limited Partner may from time to time specify by written notice to the General Partner and all other Limited Partners pursuant to this Section 17.1. Any such notice shall be deemed to be given as of the date so delivered, if delivered personally, or one day after proper delivery to the overnight express company, charges prepaid, addressed as aforesaid.

17.2 Confidential Information. At no time during the term of this Agreement or after the date that this Agreement shall terminate shall any Limited Partner, or an Person who is a member, partner, owner, principal or shareholder of a Limited Partner which is not individual, disclose to anyone any confidential or secret information concerning (a) the business, affairs or operations, (b) any trade secrets, new product developments, special or unique processes or methods, or (c) any marketing, sales, advertising or other concepts or plans, of the General Partner, the Partnership or any of their Affiliates. Each Limited Partner hereby acknowledges that in the event that or any of its partners, members, employees or agents shall violate the prohibitions of this Section 17.2, money damages alone shall be an inadequate remedy, and such Limited Partner agrees that the agrieved party shall be entitled to obtain, in addition to any other remedy provided by law or equity, an injunction against the violation of the Limited Partner’s obligation to such party hereunder. The provisions of this Section 17.2 shall not apply to the General Partner or any Affiliate of the General Partner if such Person shall be the owner of a Limited Partner Interest.

17.3 Additional Facilities. The General Partner may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage, and development of real property; and neither the Partnership nor the Partners shall have any right by virtue of this Agreement in and to ‘such independent ventures or to the income or profits derived therefrom.

17.4 Section Captions. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof.

17.5 Severability. Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

17.6 Amendments. Amendments to this Agreement may be proposed by the General Partner. Following such proposal, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment and may include in any such submission its recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Limited Partners on the proposed amendment or shall call a meeting of the Partners pursuant to Article XVI of this Agreement to vote thereon and to transact any other business permitted by the Act to be transacted by the Limited Partners that they may deem appropriate. For purposes of obtaining a written vote, the General Partner may require response within a specified time, but not less than 30 days, and failure to respond in such time shall constitute a vote which is consistent with the General Partner’s recommendation with respect to the proposal. A proposed amendment shall be adopted and effective as an amendment to this Agreement if it receives the affirmative vote of the General Partner and the Limited Partners holding 50% of the aggregate Limited Partner Interest or such greater Limited Partner Interest as is required under the Act. Notwithstanding anything to the contrary contained in this Agreement or the Act, if the aggregate Limited Partner Interest is equal to or less than 25%, then the General Partner may, in good faith, amend the terms and provisions of this Agreement without the consent of the Limited Partners, provided that such amendment does not, in the aggregate, lessen the Limited Partner Interest of any Limited partner or otherwise (a) adversely affect the Limited Partners or (b) reduce the distributions otherwise due any Limited Partner pursuant to Article VIII hereof.

17.7 Right to Rely Upon the Authority of the General Partner . No person dealing with the General Partner shall be required to determine its authority to make any commitment or undertaking on behalf of the Partnership, nor to determine any fact or circumstances, bearing upon the existence of its authority. In addition, no purchaser of the Center or any other property of the Partnership shall be required to determine the sole and exclusive authority of the General Partner to sign and deliver on behalf of the Partnership any such instrument of transfer, or to see to the application or distribution of revenues or proceeds paid or credited in connection therewith, unless such purchaser shall have received written notice from the Partnership affecting the same.

17.8 Governing Law. The laws of the State of Alabama shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.

17.9 Waiver of Action for Partition. Each Partner irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain any action for partition with respect to any of the assets of the Partnership.

17.10 Counterpart Execution. This Agreement and any and all amendments, corrections and related documents may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument. The parties may execute this Agreement and any and all amendments, corrections and related documents, individually or in a representative capacity, and forward an executed counterpart signature to one or more other parties by telecopy, overnight express or other means, and the party or parties receiving such executed counterpart signature shall be authorized to attach it hereto as the legal and valid signature of such executing party. The party or party receiving such executed counterpart signature, together with their attorneys and counsel, shall be able to rely on the validity of such executed counterpart signature as fully as if the original of such signature was affixed thereon.

17.11 Parties in Interest. Except as provided in Article XI of this Agreement or the Act, this Agreement shall be binding upon the parties hereto and their successors, heirs, devisees, permitted assigns, legal representatives, executors and administrators.

17.12 No Rule of Construction. The parties acknowledge that this Agreement was initially prepared by the General Partner solely as a convenience and that all parties hereto, and their counsel, have read and fully negotiated all the language used in this Agreement and such language is clear and unambiguous. The parties acknowledge that, because all parties and their counsel participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor of or against any party because such party drafted this Agreement.

17.13 Waiver of Trial by Jury. The parties to this Agreement desire to avoid the additional time and expense related to a jury trial of any disputes arising hereunder. Therefore, it is mutually agreed by and between the parties hereto, and for their successors and assigns, that they shall and hereby do waive trial by jury of any claim, counterclaim, or third-party claim, including any and all claims of injury or damages, brought by either party against the other arising out of or in any way connected with this Agreement and the relationship which arises herefrom. The parties acknowledge and agree that this waiver is knowingly, freely and voluntarily given, is desired by all parties, and is in the best interest of all parties.

17.14 Integrated Agreement. This Agreement constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings, restrictions, representations or warranties among the parties whether oral or written, past or contemporaneous, other than those set forth herein or herein provided for. This Agreement may not be changed or terminated orally, but may only be waived, changed or terminated by a writing signed by the parties or party against whom enforcement of any waiver, change or termination is sought, and in the case of the General Partner, such writing must be executed by the President or a division President to be binding.

GENERAL PARTNER:

DIAGNOSTIC HEALTH CORPORATION

By	/s/ Russell H. Maddox
Russell H. Maddox
President

LIMITED PARTNERS:

HEALTHSOUTH Corporation

By	/s/ Russell H. Maddox
Russell H. Maddox
President and Chief Operating Officer
HEALTHSOUTH Imaging Centers

DIAGNOSTIC HEALTH CORPORATION

By	/s/ Russell H. Maddox
Russell H. Maddox
President

This instrument prepared by:

Mr. Thomas A. Ansley

Sirote & Pennutt, P.C.

2222 Arlington Avenue South

Birmingham, Alabama 35205

APPENDIX A

THE PARTNERSHIP INTERESTS ISSUED UNDER THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ABSENT SUCH REGISTRATION UNLESS, IN THE OPINION OF COUNSEL TO THE GENERAL PARTNER, SUCH REGISTRATION IS NOT REQUIRED.

GENERAL PARTNER

Name	Mailing Address	Capital Contribution	No. of Units	Taxpayer Identification Number
Diagnostic Health Corporation	One HEALTHSOUTH Parkway Birmingham, Alabama 35243	$9,600,000 See Appendix B	80.000	63-1059483

LIMITED PARTNER

Name	Mailing Address	Capital Contribution	No. of Units	Social Security or Taxpayer Identification Number
Diagnostic Health Corporation	One HEALTHSOUTH Parkway Birmingham, Alabama 35243	$890,000 See Appendix B	7.4167	63-1059483

HEALTHSOUTH Corporation	One HEALTHSOUTH Parkway Birmingham, Alabama 35243	$1,510,000 See Appendix B	12.5833	63-0860407

APPENDIX B

CONTRIBUTED PROPERTY	AGREED VALUE
DIAGNOSTIC HEALTH Corporation’s CONTRIBUTED PROPERTY

Medical Furniture and Equipment
Office Furniture and Equipment
Computer Equipment
Other assets used in connection with the Centers
TOTAL	$10,490,000

HEALTH SOUTH CORPORATION’S CONTRIBUTED PROPERTY

Medical Furniture and Equipment
Office Furniture and Equipment
Computer Equipment
Other assets used in connection with the Centers

TOTAL	$1,510,000